Exhibit 99.1
ITEM 1: BUSINESS
Overview
We are a leading provider of e-commerce and interactive marketing services to large, business-to-consumer (b2c) enterprises. We have two operating segments — e-commerce services and interactive marketing services. For e-commerce services, we deliver customized solutions to clients through an integrated e-commerce platform, which is comprised of three components: technology, fulfillment and customer care. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, we offer online marketing and advertising, user experience and design, studio services and e-mail marketing services. Our clients include: Aeropostale®, American Eagle Outfitters®, Avis®, BMG Music Service®, Bath & Body Works®, British Airways®, CBS®, Christopher & Banks®, Dick’s Sporting Goods®, Estee Lauder®, Major League Baseball®, the NFL®, Reuters®, RalphLauren.com®, Sports Authority®, The TJX® Companies, Toys “R” Us® and Warnaco®.
Our Value Proposition
We help our clients grow their e-commerce and multichannel businesses faster and more profitably than they could on their own. As retailers and brands place a greater emphasis on developing their online channels, they are challenged to make the level of investment required to support a high-quality, multichannel, e-commerce business. The online businesses of our clients and prospects often account for a small percentage of their companies’ overall businesses, which makes their online businesses too large to ignore, but often not large enough to justify the investment required to provide a robust e-commerce offering.
Our core competencies are providing services that enable e-commerce and multichannel retailing. Working with us, we believe companies gain access to better quality technology, a proven and integrated infrastructure along with e-commerce, multichannel and interactive marketing expertise. Our scale allows us to provide our clients with a broader range of high-quality capabilities, expertise and infrastructure than they could justify building, implementing and maintaining on their own and to continually invest in our service offerings and expertise.
e-Commerce Services — Industry Trends and Market Opportunity
We believe that Internet usage and online shopping will continue to grow both domestically and internationally. According to estimates, the number of Internet users is expected to grow 38% globally and is expected to reach approximately 1.5 billion by 2011 from 1.1 billion users in 2006. The United States and Canada are expected to continue to lead the world in online adoption reaching an estimated 76% penetration by 2011 from an estimated 72% in 2007. Led by the United Kingdom, Germany and the Scandinavian countries, Europe is expected to have 50% online penetration by 2011 from an estimated 41% in 2007.
We believe consumer use of the Internet to make purchases will continue to increase worldwide. Global b2c e-commerce is expected to reach an estimated $1.0 trillion by 2010 from an estimated $643.3 billion in 2007. In the U.S., online sales, excluding travel, are expected to grow from an estimated $174.5 billion in 2007 to $301.0 billion in 2011 and represent 10.9% of total sales, excluding travel, according to Forrester Research.
We believe that U.S. retail sales are increasingly influenced by the online channel. By the year 2011, off-line sales influenced by online research are expected to reach $1 trillion, according to research. When combined with online sales, 47% of total U.S. retail sales will either be transacted through or be influenced by the Internet by 2011. We believe this underscores the need for b2c companies to build and enhance their multichannel efforts and to include their e-commerce business as a primary component in their overall sales and marketing strategy. Multichannel retailing creates opportunities for b2c companies to interact and reinforce their relationships with customers through multiple retail channels. Key to making multichannel retailing work for the customer is the integration of all channels whereby each channel promotes the use of the other. Based on this need, we believe demand for our services will continue to grow.
We also believe that multichannel retailing is part of the reason that U.S. retailers are increasing their information technology spending. A 2007 industry survey of U.S. retailers, catalogers, brands and virtual merchants found that approximately 60% planned to increase their e-commerce technology spend between 11% and 50% and approximately one third planned to increase expenditures by 10% or less. The same survey reported that nearly 29% of the responding companies said that replacing their e-commerce platform was their top priority.
We also believe there is opportunity for us to grow internationally. In 2006, International Data Corporation (IDC) estimated the global, online, b2c market to be approximately $517.6 billion and the U.S online b2c market to be $147.3 billion. By 2010, IDC estimates that the global, online b2c market will grow to approximately $1.0 trillion, while the U.S. online b2c market will grow to approximately $217.8 billion. According to these estimates, approximately 78% of the global, online b2c market will be located outside of the United States by 2010. While the United States has historically accounted for virtually all of our revenues, we believe the international marketplace has the potential to account for a larger portion of future revenue.

F-1

e-Commerce — Description of Services
We provide e-commerce services domestically and internationally that enable b2c companies to conduct e-commerce and multichannel retailing. Our services include a comprehensive and integrated suite of Web and e-commerce technologies, fulfillment and customer care, the components of which we offer as part of an integrated e-commerce platform as well as on a modular basis. Additionally, our e-commerce services include technical Web and e-commerce development services, buying services, value-added fulfillment services, and services where we act as reseller of goods and services to our clients.
Our e-commerce services focus on the needs of our clients to promote their brand identity and provide multichannel capabilities while enabling them to remain focused on growing their businesses. Further, we continually seek to broaden and increase the scope of our e-commerce services and capabilities for the specific purpose of helping our clients grow their e-commerce businesses and enhance their customers’ online experience.
Our e-commerce services can be customized to provide solutions that best fit the needs of our clients. Our core set of platform components serves as the foundation for providing clients with customizable e-commerce solutions and services. These solutions are based on specific design and operational requirements of individual clients’ e-commerce businesses. This customization can include the development or enhancement of technical and operational features and functions. Based on the need to gain efficiencies, improve performance and provide solutions that encourage the growth of our clients’ businesses, we continually upgrade or enhance elements within our core set of platform components. We also combine our internal research and development efforts with relationships we establish with leading third-party providers of e-commerce products and services. In turn, we offer the products and services obtained through these strategic relationships as part of one or more of our integrated platform services.
Whether on a modular basis or through a complete end-to-end solution, our e-commerce platform and its component parts are used to service client e-commerce businesses in which the client owns the inventory and in which we own the inventory. In cases where product is owned by the client, the client is the seller of the merchandise, establishes product prices and pays us either a fixed or variable percentage of revenues for the services we provide, or a fee based on the activity performed. Some clients select our integrated e-commerce platform and agree to have us select and purchase inventory from product manufacturers and other suppliers. Under such agreements, we operate the client’s e-commerce site on their behalf and under their brand or company name and we sell the inventory directly to consumers through our e-commerce platform. Generally, we pay a percentage of revenues to the respective clients in exchange for the right to use their brand names, logos and Web site address in the operation of their e-commerce business and for their commitment to promote and advertise their e-commerce business. To facilitate our selection and purchasing of owned inventory, we have a buying organization that procures products in the merchandise categories of sporting goods, consumer electronics and licensed entertainment products. In the case of sporting goods, we use a common pool of owned sporting goods inventory, which allows us to offer a broad assortment while efficiently managing the inventory. We also have b2b relationships with several clients to sell sporting goods and licensed products we own to their customers through their Web stores or other retail channels. We sell products to these b2b clients from our inventory or through our network of drop shippers and fulfill customer orders on behalf of these clients. When we own the inventory, we establish the prices for products that we offer, and to the extent possible, we strategically price products sold through a client’s e-commerce business to be consistent with the pricing for the same products at that client’s retail stores. Accordingly, prices for the same products may differ across our clients’ e-commerce businesses. We believe that we have strong relationships with our suppliers and sources of unique products, and we regularly seek to add new suppliers, brands and sources of unique products. During fiscal 2007, we purchased $44.2 million of inventory from one supplier, which accounted for 18.0% of the total dollar amount of inventory we purchased.
Technology Services
e-Commerce Engine. We build and operate our clients’ Web stores using our proprietary e-commerce software application. This software facilitates the buying and selling of products online enabling the complete online shopping experience. This software includes a broad set of configurable features and functions that enables Web store functionality such as product presentation, merchandising, shopping cart, and checkout. The e-Commerce Engine allows clients to offer a robust consumer shopping experience that is uniquely tailored to their brand. The application is based on a standard three-tier architecture consisting of a Web layer, an application layer and a database layer. We use third-party software applications for the architecture’s foundation. On a selective basis, we have also integrated specialized, third-party software applications into our e-Commerce Engine in areas including, search, product presentation and customer analytics.

Web Store Management Tools. We provide our clients with proprietary Web store management tools to manage their Web store’s administration, product and catalog content and reporting. These tools help clients to:
•	create and edit Web site navigation and product categories;

•	create, preview and schedule marketing content on their homepage and shopping pages;

•	create and edit product display characteristics including placement of product and branding images and descriptive product copy as well as product and category sequencing;

•	present special merchandising features such as featured products, related products, product collections, promotional advertisements and special offers;

•	create, customize and manage promotional campaigns;

•
establish up-sell and cross-sell relationships, manage pre-sell and backordering of yet-to-be-released or out-of-stock items and optimize search term mapping to enable consumers to more easily locate products on the site; and

•	activate and deactivate products based on inventory, availability, sell-through velocity and other criteria.
Web Infrastructure and Managed Hosting. We host our clients’ Web stores and related systems in two Tier 1 data centers operated by a leading, third-party, telecommunications company. The two separately located data centers provide fail-over reliability for our clients’ Web stores. We use off-site, vaulted storage for system and database backups. Each center is configured with dedicated cage-and-rack server systems that can scale to accommodate our growing business. We actively manage and monitor the operations and infrastructure of our data centers, including communications, bandwidth, network, systems administration, load balancing, production support, security and data and storage requirements.
Order Management and Processing. Our order management system serves as the ‘order book of record’ and manages all aspects of orders placed through clients’ Web stores, including credit card payments, alternative payments, private-label credit cards, promotions, gift card purchase and redemption, shipping fees, taxes, and other service fees such as for gift wrapping. This system also determines the appropriate fulfillment channel for each order and manages backorders, substitutions, returns and exchanges. Our system is capable of accepting all major credit cards (Visa, MasterCard, American Express, and Discover), gift cards, gift certificates, private-label credit cards, physical checks, store credits, purchase orders (for business-to-business), alternative payment and checkout methods (Bill Me Later, PayPal and Google Checkout) and international credit and debit cards (JCB, Dankort and Switch/Maestro). The system supports MasterCard SecureCode and Verified by Visa, which are security technologies that ensure use by authorized cardholders only. We use multiple fraud detection and prevention tools and software, and we are linked with real-time, global fraud prevention databases. We can create customized rules to meet specific client fraud policy requirements, and we train our customer care center agents on those policies. We maintain an internal team that is focused on order review, fraud prevention and claims processing. We also participate in an ongoing program that validates the company’s compliance with the Payment Card Industry Data Security Standard (PCI DSS).
Reporting and Analytics. We provide our clients with continuous access to a secure, Web-based reporting portal that provides demand, merchandising, marketing, click stream and Web metrics. The portal’s user-friendly interface includes parameter-driven reports (e.g., custom timeframes), online analytical processing, pivot tables, graphical charts, trend analyses and CSV or Excel data export formats.
Fulfillment and Drop Shipping Services
We offer a range of order fulfillment services in the U.S. through nine fulfillment centers and in Europe through two fulfillment centers.
As business needs dictate, we obtain supplemental fulfillment space to support our fulfillment centers. Through the end of fiscal year 2007, including supplemental space, our total fulfillment footprint was approximately 2.5 million square feet. We also integrate with an extensive network of third-party, drop-ship vendors as well as with certain clients who perform their own fulfillment. We work with a network of more than 650 drop-ship vendors and manufacturers that allows clients to operate with greater inventory efficiency and offers shoppers a wider product assortment. We have a dedicated vendor operations group that monitors drop-ship performance utilizing our proprietary fulfillment management system.

Our fulfillment activities include inbound receiving, storage, picking, packing and shipping and returns processing. We also offer a variety of value-added fulfillment services including customized package branding, gift wrapping, gift messaging, promotional inserts, bundling, kitting as well as product personalization and decorating that includes services such as monogramming, engraving, embroidering and heat transfer. We also offer fulfillment services for specialized award programs. We maintain relationships with major freight carriers and seek to achieve purchasing efficiencies by aggregating the shipping volume of our clients. We offer multiple forms of shipping methods to our clients’ customers, including standard and expedited options, and we ‘rate shop’ at the individual package/order level to ensure that clients’ customers are charged the lowest possible shipping rate. We maintain inventory integrity and accuracy through a variety of methods, including electronic inbound item-level scan validation, robust daily cycle counting, directed wireless paperless picking, product scan verification of outbound items, outbound parcel expected weight validation, transaction activity and data analysis and security-related checks.
Customer Care Services
We provide customer care 24 hours per day, seven days per week through five customer care centers in the U.S. and one customer care center in the U.K. When needed, we also utilize third-parties to add customer service capacity. We also deploy our customer care application remotely for clients that provide their own customer care services. Our primary customer care activity is inbound contact management via phone and e-mail and includes a capability to up-sell and cross-sell customers. Our customer care workstations contain applications and informational tools that provide agents with a 360° view and access to customer information including service history, previous purchases and personal preferences. Service agents also have visibility into product information, inventory availability and order status. These service agent tools are integrated with our order management and fulfillment operations to provide a consistent experience across all customer touch points including our clients’ Web stores, direct mail, newspaper circulars, catalogs, promotional events and direct response television campaigns. In addition to client-level training, we use a variety of customer care practices and systems to improve quality and efficiency including skills-based call routing, interactive voice response, call monitoring and work flow planning.
Catalog Services
We also provide end-to-end catalog services from program management and circulation strategy and planning to print production and reporting analytics. Our understanding of the integration of e-commerce, brick-and-mortar and print ensures our client’s catalogs represent their branding and merchandising across all customer touchpoints. Whether our clients operate b2c or b2b, we get their catalogs into the right hands to help increase response rates and conversion. We collaborate and strategize with our clients to ensure accurate targeting and demographics. We manage all aspects of a catalog program for our clients, including strategic and financial planning, photography, layout and design, print execution and back-end reporting, or we offer a plug-and-play into our technology platform for clients who manage their own catalogs.
Interactive Marketing Services — Industry Trends and Market Opportunity
As more consumers use the Web for research and shopping, and retailers take advantage of the Web for branding and marketing opportunities, the amount of money spent online for advertising and marketing is expected to increase. Global online advertising revenues are expected to climb from an estimated $41.3 billion in 2007 to an estimated $81.1 billion by 2011, representing an 18% compounded annual growth rate, according to one research source. In the U.S., online advertising and marketing revenues are expected to climb from an estimated $24.7 billion in 2007 to an estimated $42.0 billion by 2011, representing a 14% compounded annual growth rate, according to the same source.
We believe retailers and brands have begun and will continue to advance their online marketing strategies by shifting funds from traditional offline advertising and marketing and moving them to the online channel. We believe this trend creates a particular opportunity for us to increase our value to our clients by offering them an expanded suite of marketing services aimed at helping them grow their online businesses while enhancing the value of their offline businesses.
Interactive Marketing — Description of Services
We provide interactive marketing, online advertising and design services through our full-service, in-house digital marketing agency, gsi interactivesm. We also provide advanced e-mail marketing services and solutions through our e-mail subsidiary, e-Dialog, Inc., acquired in February 2008.
Digital Marketing Agency Services — gsi interactivesm
We have more than 150 e-marketing, creative and design professionals, that develop, implement and manage marketing initiatives aimed at increasing demand for our clients’ and non-platform clients’ products and promoting consistency for client brands across all customer channels. We have combined our e-commerce expertise, our familiarity with our clients’ online businesses and our skills as interactive marketing professionals to offer a comprehensive suite of online marketing services. We work with our clients to develop marketing campaigns and visually engaging online destinations that drive customers to desired actions across multiple channels. E-commerce clients benefit from the integrated relationship between our interactive marketing services and our e-commerce platform, which gives us significant insight and knowledge about our clients’ direct-to-consumer businesses.

User Experience and Design Services. We develop creative strategies and create compelling online brand experiences through an in-depth understanding of our clients’ customers’ needs and behaviors. Our team of usability, design, content and technology professionals collaborates with our clients to create custom online experiences that reinforce our clients’ offline presence. We build and promote brand consistency by developing the overall messaging, imagery and tone for a client’s online presence. We create online stores that are intuitive and easy-to-use by providing navigational structure, presentation content and tools that add convenience, efficiency and speed to enhance the customer experience. Our in-house capabilities include a state-of-the-art usability lab, which tests shoppers’ experiences with a Web store’s design, navigation and content and provides valuable insight and feedback into customer shopping and purchasing habits and expectations. We also help clients appeal to their key customer groups through community functions that provide special interest content.
Studio Services. We create and produce engaging and informative product images and descriptive content that appear on our clients’ Web stores. Standards are collaboratively established with clients to create imagery and content that aligns with the client’s branding. We maintain an in-house professional digital photography studio and use photography, graphics, imagery and rich media to create product presentations designed to inform online shoppers and encourage purchases. We create search engine optimization (SEO)-friendly detailed product specifications to educate shoppers and further enhance their online shopping experience. We write care instructions, size charts, buyers’ guides, fashion tips, legal information, appropriate age and skill levels and other informative content designed to support a customer’s purchase decision.
Interactive Marketing Services. We develop, implement and manage strategic marketing programs for our clients that are designed to increase online exposure, generate incremental revenue and drive new customer acquisition. Our teams develop sophisticated, individualized marketing campaigns using buyer- and browser-preference data. We conduct A/B and multivariate testing to help drive new customer acquisition and revenue while maximizing the return on our client’s marketing investment. We work with our clients to integrate marketing campaigns across channels while considering the opportunities and limitations associated with technology, merchandising, marketing and data analysis. Our marketing research and analysis helps create favorable product marketplace and brand positioning opportunities for our clients. We create and manage marketing campaigns and programs that include paid and natural search engine marketing (SEM) & SEO comparison shopping engines (CSEs), online advertising, affiliate marketing and emerging media opportunities. Many of our campaigns target and capitalize on the consumer search process. We work with our clients to best position their products in multiple search forums including search engines, comparison shopping sites, contextually relevant publisher sites, blogs and social networks or within the consumer’s own e-mail inbox. We measure and analyze consumer purchasing behavior and use the intelligence to optimize marketing campaigns for our clients. We manage paid search programs to strict return on investment (ROI) targets, while paying close attention to the creative and bid landscape. And we leverage our size to provide application programming interface (API) integration with all major search engines. For clients with CSE programs, we manage all aspects of the program — from data feed creation and taxonomy mapping to bid optimization at the product category and SKU level as well as feed analysis/optimization. This includes competitive program evaluation, program set-up, site-mix determination, commission structure negotiation, performance review, new site recruitment, and relationship management.
e-Mail Marketing Services — e-Dialog, Inc.
In February 2008, we acquired e-Dialog, Inc., an e-mail marketing services company, which now operates as a wholly owned subsidiary of GSI. e-Dialog has approximately 250 employees and offices in Lexington, Massachusetts, New York, Seattle and London. e-Dialog provides advanced e-mail marketing and database technologies, products, strategies, and services for permission-based e-mail marketers in the U.S. and in Europe. We believe the acquisition significantly expands our e-mail marketing capabilities, gives us access to new vertical markets and complements our international growth efforts in Europe.
e-Dialog’s Web-based Precision Central Suite™ offers e-mail marketers a comprehensive and integrated set of tools that combines campaign management, data segmentation, in-depth reporting, analysis and performance. e-Dialog offers a broad range of service offerings that include campaign management (for full-service and collaborative relationships), strategy, analytics, data services, data integration, creative, advanced applications, deliverability/ISP relations, and response management. Custom solutions have included development of a custom content collection interface (CCI), workflow optimization and specialized conversion and Web tracking. Further, e-Dialog benchmarks its e-mail solutions using a proven internal framework called the Relevance Trajectory. This framework enables e-mail marketers to measure and gauge the relevance of their e-mail programs and identify opportunities to improve program relevance through e-mail optimization techniques involving audience segmentation, lifecycle management, messaging triggers, personalization, interactivity, and testing, measuring and understanding ROI. e-Dialog offers clients a range of service delivery options that include full-service, self-service or collaborative relationship solutions with each based on client e-mail marketing needs. With a full-service solution, client account management teams help clients maximize their e-mail marketing potential and guide their efforts through the entire process. The client account management team works to understand a client’s marketing objectives, helps to craft a strategy and then implements an ongoing e-mail program aimed at delivering results. e-Dialog’s self-service and collaborative client relationships means clients can rely on e-Dialog for training, custom applications and production assistance whenever the expertise is needed.

Growth Strategy
Our objective is to grow our business by expanding the e-commerce businesses of our existing e-commerce services clients, by adding new clients, by expanding internationally, by generating incremental revenue from interactive marketing and other services, and selectively through acquisitions. Key elements of our growth strategy include:
Grow Our Existing Clients’ Businesses
The financial benefit that we derive from our e-commerce service relationships with our clients is primarily tied to the performance of their e-commerce businesses. Accordingly, it is part of our strategy to grow our business by growing our clients’ e-commerce businesses. We implement this strategy by working closely with our clients to identify and then implement initiatives designed to grow their e-commerce businesses. Based on client input and industry trends, we develop a product roadmap which details the direction that our platform enhancement projects will take. The roadmap adds new features and functions to Web stores such as alternative payment methods, creating new client site tools, enhancing reporting and analytics or adding new multichannel integration capabilities. We have invested, and plan to continue to invest, in our platform as we continuously seek to enhance and expand our capabilities. We have expanded and enhanced our customer care and fulfillment capabilities and capacity with the addition of new fulfillment and customer care centers, services and technology. We have expanded and enhanced our capabilities in site design and presentation, usability, navigation and parametric search, personalization, customization, account management, shopping and product merchandising, payment processing and shopping cart and checkout.
Expand Our Client Base
We intend to continue to grow our business by adding new clients that have strong brand franchises. We seek to attract new clients by providing solutions that enable clients to grow their e-commerce businesses more rapidly and cost-effectively than they could on their own. Because we provide our solutions through an integrated multiclient platform, we are able to use the enhanced capabilities we have developed to attract new clients. We employ an in-house sales organization and sales support group that develops our business prospects. The U.S. sales group is assigned to regional sales territories. We also have a growing business development effort focused on European prospects. In fiscal 2007, we signed agreements with nine new clients for 13 Web stores. Of the nine new clients, eight are domestic and one is international. We have signed five to ten new clients per year since 2001.
Expand Internationally
We intend to grow our business by expanding internationally and replicating our domestic integrated e-commerce platform and our multichannel services model on a global basis. In January of 2006, we completed the purchase of Aspherio S.L., which provided us with an international platform that supports major European currencies, payment systems and taxation requirements. In December 2007, we completed the acquisition of Zendor.com Ltd., and re-named the entity Zendor/GSI Commerce Ltd., which provided us with fulfillment and call center capabilities intended to enable an end-to-end e-commerce solution capable of delivering integrated, multichannel e-commerce solutions to both U.K. and global retailers and brands. We intend to continue to build our presence internationally through strategic acquisitions and with other investments geared toward replicating our domestic end-to-end offering globally such as our continuing development efforts to internationalize the e-commerce technology component of our domestic platform for large international clients. Our international operations do not currently represent a material portion of our business.
Grow Revenue from Interactive Marketing and Other Value-Added Services
We also intend to continue to grow by providing interactive marketing services, as well as through other value-added services we provide, such as technical Web and e-commerce development services, buying services and value-added fulfillment services. gsi interactivesm, our interactive digital marketing agency, is focused on serving the emerging marketing needs of our clients and other Internet retailers by providing services such as Web store redesign and online branding initiatives, creating compelling new content and community features for Web stores, creating and executing online advertising, optimizing natural and paid search, developing and operating affiliate marketing programs. e-Dialog is a proven provider of advanced e-mail marketing and database technologies, products, strategies, and services for permission-based e-mail marketers and offers clients full-service, self-service or collaborative relationships. In addition to marketing, we also offer clients custom technology development and implementation services for features and functions that we develop for use on our e-commerce platform. Through our fulfillment operations we offer product customization and personalization, gift card and award program fulfillment services.

Selectively Pursue Acquisitions
We also intend to continue to grow by selectively acquiring companies that can either enhance our existing capabilities or provide us with new capabilities that are strategic to our e-commerce and interactive marketing services. By linking our acquisitions to corporate and business strategies we believe we deepen our capabilities and services and accelerate the value of the acquisition quickly. In 2007 and through February 2008, we completed three such acquisitions: Accretive Commerce, a U.S.-based e-commerce solutions company; Zendor.com, a Manchester, U.K.-based provider of fulfillment and customer care which provided us with a European infrastructure on which to build our international e-commerce business; and e-Dialog Inc., a provider of advanced e-mail marketing services and solutions, which complements and expands our interactive marketing services capabilities.
Competition
The markets for the development and operation of e-commerce businesses and for interactive marketing services are continuously evolving and intensively competitive. Many of our prospective e-commerce services clients evaluate managing all aspects of an e-commerce operation with internal resources. Our prospective interactive marketing services clients also evaluate managing their marketing services with internal resources as well as through digital marketing agencies. As a result, we often compete with in-house solutions promoted and supported by internal information technology staffs, marketing departments, merchandising groups and other internal corporate constituencies. In these situations, we also compete with technology and service providers that supply one or more components of an e-commerce solution, primarily to allow prospects to develop and operate their e-commerce business in-house. This group of providers may include the prospective client itself and companies that offer: Web platforms (ATG, IBM and Microsoft); customer, Web analytics and customer relationship management solutions (Seibel and Coremetrics); order processing, warehouse management and merchandising systems (SAP and Sterling Commerce); customer care /call center services (West and Convergys); fulfillment and logistics (DHL and UPS); e-mail management (Experian, and Epsilon); online marketing (aQuantive, Digitas and Grey Interactive); strategic consulting (McKinsey & Co., Boston Consulting Group and Accenture); systems integration (Accenture, BearingPoint, EDS, Sapient, Infosys and IBM); and design services (aQuantive/Razorfish, AKQA, Blast Radius, and Digitas). In addition, we compete with the online and offline businesses of a variety of retailers and manufacturers in our targeted categories.
We believe that we compete with these competitors primarily on the basis of the following:
•	offering a complete integrated solution designed to increase efficiencies and improve integration;

•	promoting the client’s brand and business — not our own;

•	providing scale and operating leverage with an enterprise focus;

•	establishing our commitment to invest in and grow our platform (e.g., international expansion, marketing services); and

•	aligning our financial interests with those of our clients.
Intellectual Property
Our e-commerce and e-mail platforms include certain proprietary technology. To protect our proprietary rights in services and technology, we rely on various intellectual property laws and contractual restrictions. These include confidentiality, trade secret law, invention assignment and nondisclosure agreements with our clients, employees, contractors and suppliers. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our intellectual property without our authorization.
We use our clients’ names, URLs, logos and other marks in connection with the operation and promotion of their e-commerce businesses. Our agreements with our clients provide us with licenses generally to use this intellectual property in connection with the operation of their e-commerce businesses. These licenses typically are coterminous with the respective agreements.
We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

Government Regulation
We generally are not regulated other than pursuant to international, federal, state and local laws applicable to the Internet or e-commerce or to businesses in general. Certain regulatory authorities have enacted or proposed specific laws and regulations governing the Internet and online retailing. These laws and regulations cover issues such as taxation, pricing, content, distribution, quality and delivery of products and services, electronic contracts, intellectual property rights, user privacy and information security.
The issues of user privacy and information security have been the focus of numerous laws and regulations. These laws and regulations impact our business because we store personal information regarding customers of a client’s e-commerce business and provide some of this information to that client and to certain third parties that we use to process and authorize payments, process and fulfill orders, detect fraud, provide customer service, send e-mails and evaluate and maintain the performance of our clients’ Web stores. User privacy or security laws could restrict our and our clients’ ability to market products to our clients’ customers, create uncertainty in Web usage and reduce the demand for our products and services or require us to redesign our clients’ Web stores or the operation of their e-commerce businesses.
Laws and regulations that were enacted prior to the advent of the Internet also affect our business. These laws and regulations cover issues such as property ownership, intellectual property rights, taxation, defamation, obscenity, business and trade practices, qualification to do business and export or import matters. Because these laws and regulations do not7 contemplate or address the unique issues of the Internet and online retailing, we are not certain how our business may be affected by their potential application. Also, changes in these laws and regulations intended to address these issues could create uncertainty in e-commerce. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.
Employees
As of February 22, 2008, we employed 4,469 full-time employees and 210 part-time employees, of which 4,256 full-time employees and 199 part-time employees were located in the U.S. However, employment levels fluctuate due to the seasonal nature of our e-commerce services business. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good. Competition for qualified personnel in our industry is intense. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.
Seasonality
We have experienced and expect to continue to experience seasonal fluctuations in our revenues for e-commerce services. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, the fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate percentage of our total annual revenues. We believe that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year. Revenues for our e-mail business are slightly higher in the fourth fiscal quarter than in other quarters, however, overall, revenues for our interactive marketing services business are not materially seasonal.
For additional information, see Note 16, Quarterly Results (Unaudited), to our consolidated financial statements included in Item 15, Exhibits, Financial Statement Schedules, of this Annual Report on Form 10-K.
Investor Information
We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports and information, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NW, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.
You can access financial and other information at our Investor Relations Web site. The address is www.gsicommerce.com/investors. We make available through our Web site, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. In addition, we will provide, at no cost, paper or electronic copies of our reports and other filings made with the SEC. Requests should be directed to Investor Relations, 935 First Avenue, King of Prussia, Pennsylvania, 19406. The information on the Web site listed above is not and should not be considered part of this Annual Report on Form 10-K and is not incorporated by reference in this document. This Web site is and is only intended to be an inactive textual reference.
We are a Delaware corporation organized in 1986. Our executive offices are located at 935 First Avenue, King of Prussia, Pennsylvania, 19406. Our telephone number is (610) 491-7000.